Exhibit 99.1

Northern Technologies International Corporation
6680 N. Highway 49
Lino Lakes, MN 55014
www.ntic.com

FOR IMMEDIATE RELEASE

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
ANNOUNCES FISCAL YEAR 2006 NET SALES AND EARNINGS

LINO LAKES, Minnesota, November 15, 2006 - Northern Technologies International Corporation (AMEX: NTI) announced today its operating results for fiscal year 2006.

The Company’s net sales increased 12.1% during fiscal 2006, as compared to fiscal 2005 primarily as a result of the increase in demand of Zerust® products and of React-NTI products to new and existing customers in North America.  Net sales of Zerust® products increased $1,501,881 to $12,099,187 and net sales of React-NTI products increased $286,411 to $4,505,777 during fiscal 2006 as compared to fiscal 2005.

Total net sales of all of NTIC’s joint ventures increased 11.9% to $63,959,090 during fiscal 2006 as compared to $57,167,054 during fiscal 2005.

The Company’s net income for fiscal year 2006 increased $0.14 per share or 44% to $0.48 per share for fiscal 2006 compared to $0.33 per share for fiscal 2005.  The net income of $0.48 per reflects a non-cash charge of $571,000 that the Company took during the fourth quarter to establish a reserve for amounts due it under a certain note receivable.

NTIC’s working capital was $2,221,334 at August 31, 2006, including $299,117 in cash and cash equivalents.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARY

	2006	2005

NORTH AMERICAN OPERATIONS:
Net sales	$16,604,964	$14,816,672
Cost of sales	10,346,437	8,967,155

Gross profit	6,258,527	5,849,517
Operating expenses:	6,166,942	5,839,069
NORTH AMERICAN OPERATING INCOME	91,585	10,448
INCOME FROM ALL CORPORATE JOINT VENTURES AND HOLDING COMPANIES	1,926,463	1,128,315
INTEREST INCOME	34,251	96,282
INTEREST EXPENSE	(94,751)	(36,090)
OTHER INCOME	3,233	—
MINORITY INTEREST	12,284	10,326

INCOME BEFORE INCOME TAX EXPENSE	1,973,065	1,209,281
INCOME TAX EXPENSE	254,000	16,000

NET INCOME	$1,719,065	$1,193,281
NET INCOME PER COMMON SHARE:
Basic	$0.48	$0.33

WEIGHTED AVERAGE COMMON SHARES
ASSUMED OUTSTANDING:
Basic	3,603,340	3,584,085

Quarterly Information is as follows

	Quarter Ended

	November 30	February 28	May 31	August 31

Fiscal year 2006:
Net sales	$4,403,630	$3,775,693	$4,320,371	$4,105,270
Gross profit	1,674,519	1,460,448	1,561,011	1,562,549
Income before income taxes	905,985	235,730	687,963	143,387
Income taxes	272,000	31,000	(30,000)	(19,000)
Net income	633,985	204,730	717,963	162,387
Net income per share:
Basic	$0.18	$0.06	$0.20	$0.04

Composite financial information from the audited and unaudited financial statements of NTIC’s worldwide joint ventures carried on the equity basis is summarized as follows:

	August 31, 2006	August 31, 2005

Current assets	$33,954,156	$22,949,103
Total assets	39,030,247	30,345,208
Current liabilities	14,323,903	11,263,369
Noncurrent liabilities	1,496,557	2,273,927
Joint ventures’ equity	23,209,788	16,806,617
Northern Technologies International Corporation’s share of Corporate Joint Ventures’ equity	$10,772,102	$8,622,361

	August 31, 2006	August 31, 2005

Net sales	$63,959,090	$57,167,054
Gross profit	29,204,129	26,503,607
Net income	5,209,499	3,714,290
Northern Technologies International Corporation’s share of equity in income of Corporate Joint Ventures	$2,713,096	$1,968,777

About Northern Technologies International Corporation

The Company focuses on developing, marketing and selling proprietary environmentally responsible materials science based products and technical services in over 50 countries worldwide via a network of joint ventures.  In fiscal 2006, the Company’s primary revenues derived from the sales of ZERUST® rust and corrosion inhibiting packaging products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets. During this same period, the Company also received revenues from sales of proprietary new technologies including anti-abrasion ink additives, as well as bio-based sintered metal mold release agents, bio-solvents, bio-emollients, bio-cleaners, bio-lubricants and fully bio-degradable plastic packaging.  In a concerted effort to extend the Company’s proprietary technologies, the Company engages in extensive scientific research and development programs in the areas of material science and corrosion protection.

For more information, please contact Matthew Wolsfeld, CFO, Northern Technologies International Corporation, (651) 784-1250